Home Solutions Announces Record Fourth Quarter and Year-end Financial Results

2005 Income From Continuing Operations Increases 237% Resulting in Diluted EPS of $0.30; Operating Margins Expand in Fourth Quarter

DALLAS -- Home Solutions of America, Inc. (Amex: HOM); the "Company" or "Home Solutions"), a provider of recovery, restoration and rebuilding/remodeling services, announced record financial results for its fourth quarter and year-ended December 31, 2005. Fourth quarter revenue from continuing operations increased 186% to $25.5. million, compared to revenue of $9.0 million in the fourth quarter of fiscal 2004. Fiscal 2005 fourth quarter EBITDA from continuing operations increased 221% to $5.7 million (including $5.4 million of operating income and $.3 million of depreciation and amortization), compared to $1.8 million (including $1.5 million of operating income and $.3 million of depreciation and amortization) in the 2004 fourth quarter. Fourth quarter net income from continuing operations increased 287% to $4.1 million or $.09 per diluted share, compared to net income from continuing operations of $0.9 million, or $.03 per diluted share, in the same period for the prior year. Operating profit for the quarter increased 260% to $5.4 million from $1.5 million in the same period for the prior year.

The fourth quarter results exclude the results from discontinued operations of certain assets and liabilities ("net assets") of one of the Company's subsidiaries, which the Company first marketed for sale in the fourth quarter of 2005 and recently sold for $3.5 million. These net assets have been classified on the balance sheet as discontinued operations held for sale. In connection with the decision to sell the net assets, the Company reclassified the results of the operation held for sale, reflecting a loss of $.9 million, net of tax. The operations that were classified as discontinued generated $1.1 million in revenue in the fourth quarter, that were previously included in the Company's business outlook. The Company elected to wind down operations during December in connection with the sale. Including this charge, net income for the quarter increased 287.3% to $3.3 million or $.09 per diluted share, compared to $0.9 million or $.03 per diluted share in the year-earlier period.

For the year ended December 31, 2005, the Company generated revenue of $72.4 million, a 132% increase versus $31.1 million in the year ended December 31, 2004. Sales from discontinued operations were $4.2 million for the year. EBITDA increased 196% to $14.4 million from continuing operations in 2005 (including $13.3 million of operating income and $1.1 million of depreciation and amortization), compared to $4.9 million (including $4.0 million of operating income and $.9 million depreciation and amortization) of EBITDA in 2004. Net income from continuing operations increased 231% to $8.6 million, or $.30 per diluted share in 2005, compared to net income from continuing operations of $2.6 million or $.10 per diluted share in the prior year. Net income increased 180% to $7.2 million, or $.25 per diluted share in 2005, compared to net income of $2.6 million or $.10 per diluted share in 2004. The December 31, 2005 year-end results include a $1.4 million (net of tax) charge, or $.06 per diluted share, from the discontinued operations of net assets of one of the Company's subsidiaries, which the Company sold in March 2006.

As of December 31, 2005, Home Solutions had cash and cash equivalents of $8.2 million and long-term debt of $4.7 million.

"We are pleased by the tremendous progress we made in the fourth quarter and in 2005, and the improvement to our balance sheet," said Rick O'Brien, President and Chief Operating Officer of Home Solutions. "Our results demonstrate that we are able to integrate the acquisitions we have made in our target markets, and grow our business organically. The fourth quarter demonstrated that through the value-added services we provide that we are able to expand our operating margins. This helped to drive a 368% increase in operating income from our Recovery/Restoration Services segment and a 62% increase in operating income from our Rebuilding/Remodeling business for the year ended December 31, 2005. In addition, we further built the infrastructure to support our growth in 2006 and beyond and improved our balance sheet through the completion of a $26.5 million private placement, which provides us with the financial strength to continue to invest in our business and to support synergistic acquisitions."

"We believe the opportunities for growth across our business lines remain strong," said Frank Fradella, Chairman and Chief Executive Officer.  "While we undoubtedly benefited from hurricane activity in 2005, we feel that the rebuilding activity in the affected areas over the next 3-5 years represents a far greater opportunity for the Company. We will continue to focus on strategic growth opportunities with our major customers such as Home Depot and Centex. We continue to invest in infrastructure to support strong anticipated growth. In addition, we expect our focus on Recovery/Restoration projects in Louisiana, Mississippi, Florida, and Texas to significantly contribute to our organic growth for the next several years."

Business Outlook:

Due to uncertainty in the timing of allocation of funding for projects as a result of political uncertainty in New Orleans and the distribution of funds by FEMA, the Company today elected to reiterate its full year guidance for the year ending December 31, 2006, of revenue of $130 million to $140 million and diluted earnings per share of $0.42 to $0.46. The Company will increase its guidance as developments warrant.

The Company believes that it provides meaningful information and therefore uses pro forma non-GAAP reporting to supplement its GAAP reporting and internally in evaluating operations, managing and benchmarking performance, and determining a portion of bonus compensation. Home Solutions has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of the Company's operating results and to illustrate the results of operations giving effect to such pro forma non-GAAP adjustments. The pro forma non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

The Company's executives will host a conference at 4:30 p.m. eastern time today to discuss the results and outlook for 2006. Interested participants should call (877) 776-4984 for domestic access or (706) 679-7077 for international access. Please reference Conference I.D. Number 7032074.

There will be a playback available until midnight, April 30, 2006. To listen to the playback, please call (800) 642-1687 for domestic access or (706) 645-9291 for international access. Please use pass code 7032074 for the replay.

This call is being webcast and can be accessed at Home Solutions' web site at www.homcorp.com until April 30, 2006.

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
CEOcast, Inc. for Home Solutions
Michael Wachs, 212-732-4300

HOME SOLUTIONS OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)

	Years Ended
	December 31,
	2005	2004

Net sales	$68,135	$31,121

Costs and expenses:
Cost of sales	38,372	16,718
Selling, general and administrative expenses	16,485	10,356
	54,857	27,074

Operating income	13,278	4,047

Other income (expense):
Loss on sale of assets	(76)	(17)
Interest income	61	38
Interest expense	(3,351)	(930)
Other income	97	224
Total other expense, net	(3,269)	(685)

Income from continuing operations before income taxes and minority interest	10,009	3,362

Income taxes	446	219

Minority interest	(933)	(580)

Income from continuing operations	8,630	2,563

Loss from discontinued operations, net of tax benefit	(1,445)	-

Net income	$7,185	$2,563

Net income (loss) available to common shareholders per share:
Basic
Net income from continuing operations	$0.34	$0.11
Net loss from discontinued operations, net of tax benefit	(0.06)	-
Net income	$0.28	$0.11
Diluted
Net income from continuing operations	$0.30	$0.10
Net loss from discontinued operations, net of tax benefit	$(0.05)	-
Net income	$0.25	$0.10
Weighted average number of common shares outstanding:
Basic	23,210	16,393
Diluted	26,315	17,192

HOME SOLUTIONS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005
(In Thousands, Except Per Share Data)

ASSETS
Current assets:
Cash	$8,225
Accounts receivable, net of allowance for doubtful accounts of $70	20,585
Note receivable	361
Inventories	1,026
Current assets of discontinued operations held for sale	767
Prepaid expenses and other current assets	1,041
Assets held for sale	840
Total current assets	32,845

Property and equipment, net of accumulated depreciation of	2,466
Intangibles, net	9,501

Goodwill	41,882

Note Receivable, net of current portion	525

Non-current assets of discontinued operations held for sale	391

Deferred tax asset	793

Other assets	264
$88,667
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$6,712
Current portion of debt	3,382
Current portion of capital lease obligations	76
Current liabilities of discontinued operations held for sale	1,216
Total current liabilities	11,386
Long-term liabilities:
Debt, net of current portion	1,363
Minority interest	38
Non-current liabilities of discontinued operations held for sale	158
Capital lease obligations, net of current portion	117
Total liabilities	13,062

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 50,000 shares authorized; 35,510 shares issued and outstanding	36
Additional paid-in capital	90,122
Accumulated deficit	(14,553)
Total stockholders' equity	75,605
$88,667

Home Solutions of America, Inc.
Income statement from continuing operations
3 months ended December 31, 2005

	Q4
	(in thousands)
	2005	2004
	Continuing	Total	% change
	Operations		full year

Net Sales	$25,502	$8,991	183.6%
Gross profit margin %	40.0%	47.0%	-14.8%
Costs and expenses:
Cost of sales	15,300	4,769	220.8%
Selling, general and administrative expenses	4,793	2,719	76.3%
	20,093	7,488	168.3%

Operating income	5,409	1,503	259.9%
Operating profit margin %	21.2%	16.7%	26.9%
Other income (expense):

Gain (loss) on sale of assets	(101)	(3)
Interest income	15	28
Interest expense	(1,957)	(264)	641.3%
Other Income	23	24
Total other (expense)	(2,020)	(215)

Income before income taxes and minority
interest	3,389	1,288	163.1%

Income taxes	206	(219)

Minority interest in income of consolidated
subsidiary	(202)	(193)

Net income from Continuing operations	$3,393	$876	287.3%

Net income (loss)	$3,393	$876	287.3%

Net income available to common stockholders	$3,393	$535	534.2%
per share:
Basic	$0.11	$0.03	245.0%
Diluted	$0.09	$0.03	196.9%

Weighted average number of common shares
outstanding:
Basic	31,046,560	16,780,817
Diluted	35,713,417	17,651,618
EBITDA	5,738	1,783	221.8%
	22.5%	19.8%